Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of AVX Corporation of our report dated May 17, 2019 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in AVX Corporation's Annual Report on Form 10-K for the year ended March 31, 2019.

/s/ PricewaterhouseCoopers LLP
Atlanta, GA
December 19, 2019